Exhibit (k)(ix)

EXHIBIT A

ADOPTION OF

UMB FUND SERVICES

MASTER AGREEMENT

Each of the undersigned hereby acknowledges receipt and its review of a copy of the UMB Treasury Management Services Master Agreement, and its applicable Service Exhibits, and agrees that such UMB Treasury Management Services Master Agreement, and its applicable Service Exhibits, as well as any future Service Exhibits agreed to in the future in accordance with and under such UMB Treasury Management Services Master Agreement, (all, collectively, the “Agreement”) shall be in full force and effect provided the Agreement and each such Service Exhibit is executed by UMB Bank, N.A. and SS&C GIDS, Inc. (formerly known as DST Systems, Inc.), acting as agent for and on behalf of those Funds, as defined in the aforementioned Agreement, which execute, or on whose behalf and in whose name there is executed, a copy of this Exhibit A to the aforementioned Agreement. Effective upon execution of this Exhibit A by the Bank, each of the undersigned hereby adopts, assumes and becomes a party to the Agreement on behalf of and in the name of the undersigned, assuming all the rights accruing to and the duties and obligations owed by the “Fund” under the Agreement. Each of the undersigned hereby ratifies and adopts SS&C GIDS, Inc.’s execution of the Agreement, including all attached and future exhibits on behalf and in the name of and as agent for each of the undersigned on behalf of whose investors transactions are processed and hereby designates SS&C GIDS, Inc. as a Service representative with respect to all accounts established under or pursuant to the Agreement, including all exhibits thereto (whether in current effect or agreed to by SS&C GIDS, Inc. on its behalf), with the complete authority to do anything with respect to such accounts that the undersigned could do, including but not limited to the authority to designate individuals who are authorized to act as Service Representatives in connection with all such accounts.

For the avoidance of doubt, UMB Bank, N.A. and SS&C GIDS, Inc. acknowledge that MANULIFE PRIVATE CREDIT PLUS FUND and JOHN HANCOCK ASSET-BASED LENDING FUND, both of which are listed below as signatories to this Exhibit A (hereafter referenced herein as the “Funds”), shall only be severally and not jointly liable for any obligation arising under the Agreement.

UMB Bank, N.A. and SS&C GIDS, Inc. further acknowledge that neither shall hold any trustee, shareholder, officer, employee or agent of the Funds to any personal liability in connection with the affairs of either of the Funds (or any series thereof) as it relates to the Agreement, but only the assets belonging to the trust, or to a particular series with respect to which such obligation or claim arose, shall be liable.

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Manulife Private Credit Plus Fund

By:	/s/ Fernando Silva
Name:	Fernando Silva
Title:	Assistant Treasurer

John Hancock Asset-Based Lending Fund

By:	/s/ Fernando Silva
Name:	Fernando Silva
Title:	Assistant Treasurer

ACCEPTED AND AGREED TO:

SS&C GIDS, INC.		UMB BANK, N.A.

By:	/s/ Kenneth Fullerton	By:	/s/ Kevin Hammers
Name:	Kenneth Fullerton	Name:	Kevin Hammers
Title:	Authorized Signatory	Title:	Vice President
		Date:	June 27, 2023